UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[X]	Soliciting Material Pursuant to §240.14a-12

Quantum Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

The following is a press release issued by Quantum Corporation on February 2, 2017.

Quantum Corporation Responds to VIEX’s Nomination of Directors

SAN JOSE, Calif. — Feb. 2, 2017 — Quantum Corp. (NYSE: QTM) today responded to the notice it received today from VIEX Capital Advisors, LLC nominating five candidates for election to Quantum’s board of directors at the company’s Annual Meeting of Stockholders:

Quantum is committed to maintaining a highly qualified and experienced board that is focused on driving value for all stockholders. We seek at all times to work constructively with our stockholders and consider their input on our business strategy and strategic alternatives to create stockholder value.

For the past three years, our nine-member board has included a large stockholder and four other individuals nominated as part of a previous agreement with another large stockholder. In addition, our board and management have engaged in numerous discussions with VIEX over the past several months and have provided board observer rights to representatives of VIEX so they could participate in board meetings and deliberations.

We have also conveyed to VIEX that we are open to making substantial changes to the composition of the board, so that representatives designated by VIEX and new, independent directors would together constitute a majority of the board. VIEX has rejected these proposals.

Although we are open to VIEX having meaningful representation on our board, we do not believe it would be in the best interests of Quantum and its stockholders or consistent with the board’s fiduciary duty to allow VIEX — which owns 11 percent of the company’s shares — to control our board and to dictate our business strategy without paying a proper premium to all remaining stockholders.

-more-

Quantum is in the midst of executing a well-defined strategic plan, focused on growing our business in scale-out tiered storage and data protection solutions. Although we recognize that the overall storage market continues to present challenges to Quantum and the industry generally, our momentum has been evident in our most recent three fiscal quarters, with year-over-year growth in both revenue and profitability, the $170 million financing package we secured and strong prospects for continued improvement in our business and financial performance.

Within the next few days, Quantum intends to file a preliminary proxy statement with the Securities Exchange Commission and accompanying WHITE proxy card, which will include the company’s recommended slate of director nominees and more detail on the board’s position on VIEX’s proposed nominees. Quantum stockholders are not required to take any action at this time. The Annual Meeting is scheduled for March 31, 2017; stockholders of record as of February 1, 2017 will be entitled to vote.

About Quantum

Quantum is a leading expert in scale-out tiered storage, archive and data protection, providing solutions for capturing, sharing and preserving digital assets over the entire data lifecycle. From small businesses to major enterprises, more than 100,000 customers have trusted Quantum to address their most demanding data workflow challenges. Quantum’s end-to-end, tiered storage foundation enables customers to maximize the value of their data by making it accessible whenever and wherever needed, retaining it indefinitely and reducing total cost and complexity. See how at www.quantum.com/customerstories.

###

Quantum and the Quantum logo are either registered trademarks or trademarks of Quantum Corporation and its affiliates in the United States and/or other countries. All other trademarks are the property of their respective owners.

Important Information

Quantum Corporation (the “Company”), its directors and certain executive officers will be participants in the solicitation of proxies from stockholders in connection with the Company’s Annual Meeting of Stockholders for the fiscal year ended March 31, 2016 (the “Annual Meeting”). The Company has received a notice of nominations for the election of directors from VIEX Capital Advisors, LLC seeking to elect five directors at the Annual Meeting. The Company will shortly file a proxy statement (the “Proxy Statement”) and accompanying WHITE proxy card with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the Annual Meeting.

The members of the Board of Directors of the Company and Fuad Ahmad, Chief Financial Officer, will be participants in the Company’s solicitation of proxies in connection with the Annual Meeting. Information with respect to the holdings of the participants in the Company’s common stock as of December 31, 2016 was included in materials filed with the SEC under Regulation 14A on January 12, 2017. Additional information regarding such participants, including updated information as to their direct or indirect interests, by security holdings or otherwise, will be included in the Proxy Statement and other relevant documents to be filed with the SEC in connection with the Annual Meeting. To the extent that holdings of the Company’s securities change from the amounts previously disclosed, such changes will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

-more-

Promptly after filing its definitive Proxy Statement with the SEC, the Company will mail the definitive Proxy Statement to each stockholder entitled to vote at the Annual Meeting. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, the Company’s preliminary proxy statement, any amendments or supplements thereto and any other relevant documents filed by the Company with the SEC in connection with the Annual Meeting at the SEC’s website (http://www.sec.gov). Copies of the Company’s definitive proxy statement, any amendments or supplements thereto and any other relevant documents filed by the Company with the SEC in connection with the Annual Meeting will also be available, free of charge, at the Company’s website (www.quantum.com) or by writing to Investor Relations, Quantum Corporation, 224 Airport Parkway, Suite 550, San Jose, CA 95110.

Contacts
For Media
Sard Verbinnen & Co
Steven Goldberg / John Christiansen
+1 (310) 201-2040 / +1 (415) 618-8750
quantum-svc@sardverb.com

Quantum Corp.
Brad Cohen
+1 (408) 944-4044
brad.cohen@quantum.com

For Investors
The Blueshirt Group
Brinlea Johnson / Allise Furlani
+1 (212) 331-8424 / +1 (212) 331-8433
brinlea@blueshirtgroup.com or allise@blueshirtgroup.com

MacKenzie Partners, Inc.
Dan Burch / Bob Marese
+1 (212) 929-5500
dburch@mackenziepartners.com or bmarese@mackenziepartners.com

-end-

The following is the text of an e-mail sent by Jon W. Gacek to employees of Quantum Corporation on February 2, 2017. A copy of the press release issued by Quantum Corporation on February 2, 2017 was attached to the e-mail.

On January 31 our standstill agreement with VIEX Capital Advisors expired, and today VIEX notified us of its intention to nominate five candidates for election to Quantum’s current nine-person board of directors at our upcoming Annual Meeting of Stockholders on March 31. As you may recall, VIEX is a private investment firm and Quantum stockholder that had announced a slate of board candidates last summer, before the standstill agreement.

VIEX’s announcement is just the first step in a process for nominating and electing directors to the board. However, as we said in the attached press release issued today, if VIEX ultimately were to succeed in electing its five nominees to our nine-member board, it would obtain control of the board despite having only an 11% ownership stake. We do not believe this outcome would be appropriate or in the best interests of all Quantum stockholders.

Those of you who are stockholders will receive mailings from Quantum and possibly from VIEX about the Annual Meeting, and we will keep everyone updated on any future significant developments. For now, the best thing for us all to do is stay focused on executing against our Q4 priorities, building on our strong performance and momentum over the first three quarters of the fiscal year.

Thank you again for your continued hard work and dedication. --Jon